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                                                                  EXHIBIT 3(i).6

                                                    [SEAL OF STATE OF DELAWARE]


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 DREAMLIFE, INC.

DREAMLIFE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring available the following amendment to the Restated Certificate of Incorporation of said corporation:

            RESOLVED, that the Restated Certificate of Incorporation of dreamlife, inc. filed March 7, 1986, as amended, be amended by striking out Article FIRST thereof and substituting in lieu of said Article FIRST the following new Article:

            "FIRST: The name of the corporation (hereinafter called the
                   "Corporation") is Eos International, Inc."

and further providing that the proposed amendment to the Restated Certificate of Incorporation be presented to the stockholders of said corporation for consideration a special meeting of stockholders.

     SECOND: Pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment of the Restated Certificate of Incorporation herein certified.

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     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware and Article Nine of the Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 31st day of December, 2001.


                                    By:    /s/ James M. Cascino
                                           -------------------------------------
                                           James M. Cascino
                                           President and Chief Executive Officer